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Exhibit 99(a)(1)(D)

Offer to Purchase for Cash
All Outstanding Shares of
Common Stock of

NAPSTER, INC.

at

$2.65 Net per Share (CUSIP 630797108)

Pursuant to the Offer to Purchase
Dated September 26, 2008

by

PUMA CAT ACQUISITION CORP.,
a direct wholly-owned subsidiary of
BEST BUY CO., INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME,
AT THE END OF FRIDAY, OCTOBER 24, 2008, UNLESS THE OFFER IS EXTENDED.

September 26, 2008

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been engaged by Puma Cat Acquisition Corp. (the "Purchaser"), a Delaware corporation and a direct wholly-owned subsidiary of Best Buy Co., Inc., a Minnesota corporation ("Best Buy"), to act as Information Agent in connection with Purchaser's offer to purchase all of the outstanding shares of common stock, par value $0.001 per share, of Napster, Inc., a Delaware corporation ("Napster"), and the stock purchase rights associated with such shares (collectively, the "Shares"), at a purchase price of $2.65 per share, net to the seller in cash less any required withholding of taxes and without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated September 26, 2008 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any supplements or amendments, collectively constitute the "Offer") enclosed herewith. Holders of Shares whose certificates evidencing such Shares are not immediately available or who cannot deliver their Share certificates and all other required documents to U.S. Bank National Association (the "Depositary") on or prior to the Expiration Date (as defined in the Offer to Purchase), or who cannot complete the procedures for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase. The price payable for the Shares in the Offer, as described above (or such higher price per Share as may be paid in the Offer), is referred to herein as the "Offer Price."

        Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

        Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

          1.     The Offer to Purchase, dated September 26, 2008.

          2.     A letter to stockholders of Napster from Wm. Christopher Gorog, Chief Executive Officer, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by Napster and mailed to the stockholders of Napster.

          3.     The BLUE Letter of Transmittal to tender Shares, including a Substitute Form W-9, for your use and for the information of your clients.

          4.     The GREY Notice of Guaranteed Delivery for Shares to be used to accept the Offer if Share certificates are not immediately available, if such certificates and all other required documents cannot be delivered to the Depositary by the Expiration Date, or if the procedure for book-entry transfer cannot be completed by the Expiration Date.

          5.     A TAN printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining your clients' instructions with regard to the Offer.

          6.     Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

          7.     A return envelope addressed to the Depositary.

        YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, AT THE END OF FRIDAY, OCTOBER 24, 2008, UNLESS THE OFFER IS EXTENDED.

        Please note the following:

          1.     The tender price is $2.65 per Share, net to the seller in cash, less any required withholding of taxes and without interest (the "Offer Price").

          2.     The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares which represents, together with Shares directly or indirectly owned by Best Buy, a majority of the total number of outstanding Shares on the date of purchase on a fully-diluted basis.

          3.     The Offer is being made for all outstanding Shares.

          4.     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 in the Letter of Transmittal, stock transfer taxes on the transfer of Shares pursuant to the Offer. However, federal income tax backup withholding at a rate of 28% may be required, unless an exemption is available or unless the required taxpayer identification information is provided. See "Important Tax Information for Substitute Form W-9" in the Letter of Transmittal.

          5.     The Board of Directors of Napster has unanimously approved and declared advisable and in the best interests of Napster and its stockholders the consummation of the transactions contemplated by the Merger Agreement (as defined below), including the Offer and the Merger (each as defined below), and has recommended that Napster stockholders accept the Offer and tender their Shares pursuant to the Offer.

          6.     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of September 14, 2008, by and among Best Buy, Purchaser and Napster (the "Merger Agreement"), pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, and in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL"), Purchaser will be merged with and into Napster (the "Merger"). Upon consummation of the Merger, Napster will be the surviving corporation and a wholly-owned subsidiary of Best Buy. At the Effective Time (as defined in the Offer to Purchase) of the Merger, each outstanding Share (other than Shares held by Purchaser or Best Buy and treasury Shares, which will be cancelled without payment, and Shares held by Napster stockholders, if any, who properly exercise appraisal rights) will be converted into the right to receive the Offer Price payable for such Shares in the Offer, without interest or accrued dividends thereon. If the Merger is consummated, stockholders who have not tendered their Shares in the Offer and who demand and perfect appraisal rights under the DGCL will be entitled to receive in connection with the Merger cash equal to the fair value of their Shares as determined pursuant to the procedures prescribed by the DGCL.

          7.     Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates evidencing such Shares pursuant to the procedures set forth in Section 3 of the Offer to Purchase, or timely Book-Entry Confirmation (as defined in the Offer to Purchase) of a book-entry transfer of such Shares, if such procedure is available, made into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (b) a properly completed and duly executed Letter of Transmittal with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer of Shares, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending on when certificates for Shares or Book-Entry Confirmations are actually received by the Depositary.

        If holders of Shares wish to tender, but it is impracticable for them to forward their share certificates or other required documents on or prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

        None of Best Buy, Purchaser, or any officer, director, stockholder, agent or other representative of Best Buy or Purchaser will pay any commissions or fees to any broker, dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for reasonable and necessary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        Any inquiries you may have with respect to the Offer should be addressed to us at our address and telephone numbers set forth on the back cover of the Offer to Purchase.

        Additional copies of the enclosed materials may be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

VERY TRULY YOURS,
D.F. KING & CO., INC. AS INFORMATION AGENT

        Nothing contained herein or in the enclosed documents shall constitute you or any other person as the agent of Best Buy, Purchaser, Napster, the Depositary or the Information Agent, or any affiliate of any of them, or authorize you or any other person to make any statement or use any document on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

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  Exhibit 99(a)(1)(D)